Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference into this Form S-8 Registration Statement of our report on the consolidated balance sheet of Pacific Aerospace & Electronics, Inc. and its subsidiaries as of May 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended May 31, 1997, which report was included in the Company's 1998 annual report on Form 10-K filed August 28, 1998.


/s/ MOSS ADAMS LLP


Everett, Washington
October 30, 1998